UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 22, 2015

Balchem Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-13648	13-257-8432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Hampton, NY 10958
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (845) 326-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to the disclosure under Item 5.02 below.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a)            On April 22, 2015, Balchem Corporation (the “Company”) announced the appointment of Theodore L. Harris, age 50, as President and Chief Executive Officer, effective April 28, 2015. Dino A. Rossi will remain with the Company as Executive Chairman of the Board of Directors. For the past 11 years, Mr. Harris was employed by Ashland, Inc. (NYSE), in various senior management positions, serving most recently as Senior Vice President, President Performance Materials, since November of 2014. Prior to this position, from 2011 to 2014, he served as Senior Vice President, President Performance Materials &Ashland Supply Chain, and prior to that, Vice President, President Performance Materials & Ashland Supply Chain.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Harris (the “Employment Agreement”), effective April 28, 2015. The Employment Agreement contemplates that Mr. Harris will serve in his position for an initial term commencing on the effective date of the Employment Agreement and ending December 31, 2016 (the “Employment Period”). Thereafter, the term will be automatically extended for periods of one (1) year, unless timely notice of termination is provided prior to the end of the then current term to the other party.

The terms of the Employment Agreement provide that, among other things, Mr. Harris will (i) be paid an annual base salary of $600,000, which may increase, but not decrease, as determined by our board of directors and (ii) have a cash bonus opportunity of up to, and in certain circumstances, over, 100% of base salary, contingent upon the achievement of annual mutually agreed upon objectives approved by our board of directors under the Company’s Incentive Compensation Plan. Mr. Harris will be eligible to participate in the Company’s Long Term Incentive Compensation Program under which he will be eligible to earn Company equity valued up to, and in certain circumstances, over, 150% of his annual base salary.  Under the Employment Agreement, Mr. Harris will also be eligible to participate in retirement and other employee benefit plans and policies that it makes generally available to other employees.

In addition to the above, under the Employment Agreement, Mr. Harris will receive the following as “sign-on” incentive compensation: (1) 10,000 options to purchase shares of Company common stock at fair market value (the “Stock Options”); (2) 10,000 restricted shares of Company common stock (the “Restricted Shares”), which will vest ratably over a two year period; and (3) a cash bonus of $100,000.  In addition, Mr. Harris will receive equity replacement compensation in the form of 44,000 restricted shares of Company common stock (the “Equity Replacement Grant”).  The Stock Options and the Restricted Shares will be issued under the Company’s Second Amended and Restated 1999 Stock Plan and the Company’s applicable award agreements relating thereto.

The Employment Agreement provides severance benefits in the event of certain termination events. If, the Company terminates Mr. Harris’ employment without cause, because Mr. Harris has notified the Company of his intention not to renew his employment agreement or within 12 months after being demoted by Company or being constructively terminated by the Company, then Mr. Harris will be entitled to receive an amount equal to twice his then-current annual base salary ratably over 12 months and the unvested Equity Replacement Grant will immediately vest.

In the event of a “change in control” and, within 24 months thereafter, the Company terminates Mr. Harris’ employment without cause, Mr. Harris will be entitled to receive a lump sum amount equal to twice his then-current annual base salary, and an amount equal to the bonus paid or payable to him in respect of the year prior to the year of termination and the unvested Equity Replacement Grant will immediately vest. In the event of a “change in control” and, within 24 months thereafter, Mr. Harris elects to terminate his employment with the Company or its successor, Mr. Harris will be entitled to receive 100% of his then-current annual base salary over twelve (12) equal monthly installments.

(b)            On April 28, 2015, the Board of Directors appointed Mr. Harris as a director to fill the vacancy created in Item 5.03 below.  Mr. Harris serves as a Class 1 director of the Company, with a term expiring at the Company’s annual meeting of the stockholders in 2016.

(c)            On April 22, 2015, the Company issued a press release announcing the appointment Mr. Harris to President and Chief Executive Officer and director.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)	Amendment to Bylaws:

On April 28, 2015, the Company’s Bylaws were amended and restated effective April 28, 2014 be in the form filed with this report as Exhibit 3.2, which is incorporated by reference herein. The changes made in the bylaws were in Article III, Section 2 to increase the number of directors from six to seven.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

3.2	By-Laws of Balchem Corporation

99.1	Press Release issued by Balchem Corporation on April 22, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALCHEM CORPORATION

By: /s/ Matthew D. Houston
Matthew D. Houston, General Counsel and Secretary

Dated: April 28, 2015

EXHIBIT INDEX

Exhibit Number	Description

3.2	By-Laws of Balchem Corporation

99.1	Press Release issued by Balchem Corporation on April 22, 2015.